Exhibit (a)(2)

Delaware

The First State

I, CHARUNI PATIBANDA–SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CASCADE REAL ASSETS FUND”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF FEBRUARY, A.D. 2026, AT 8:34 O`CLOCK P.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State
10509003 8100 SR# 20260551605	Authentication: 203082693 Date: 02-12-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:34 PM 02/11/2026 FILED 08:34 PM 02/11/2026 SR 20260551605 - File Number 10509003

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The nameof thetrust is Cascade Real Assets Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is

Cogency Global Inc. 850 New Burton Road Suite 201 Dover, DE 19904

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ Stephen L. Nesbitt
Trustee

Name:	Stephen L. Nesbitt
Typed or Printed